Exhibit 21


                            THERMO CARDIOSYSTEMS INC.
                         Subsidiaries of the Registrant


        As of February 20, 1998, the Registrant owned the following subsidiaries:

                                                                 Registrant's
                                          State or Jurisdiction      % of
    Name                                     of Incorporation     Ownership
    ------------------------------------------------------------------------

    Nimbus Inc.                               Massachusetts          100
    TCA Securities Corporation                Massachusetts          100
    International Technidyne Corporation         Delaware            100
      International Technidyne Corp. Ltd.           UK               100